                           THIRD AMENDED AND RESTATED
                    MASTER ADMINISTRATIVE SERVICES AGREEMENT

     This THIRD AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made this 1st day of July, 2006 by and between A I M ADVISORS, INC., a Delaware corporation (the "Administrator") and AIM VARIABLE INSURANCE FUNDS, a Delaware business trust (the "Trust") with respect to the separate series set forth in Appendix A to this Agreement, as the same may be amended from time to time (the "Portfolios").

                                   WITNESSETH:

     WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust, on behalf of the Portfolios, has retained the Administrator to perform (or arrange for the performance of) accounting, shareholder servicing and other administrative services as well as investment advisory services to the Portfolios, and that the Administrator may receive reasonable compensation or may be reimbursed for its costs in providing such additional services, upon the request of the Board of Trustees and upon a finding by the Board of Trustees that the provision of such services is in the best interest of the Portfolios and their shareholders; and

     WHEREAS, the Board of Trustees has found that the provision of such administrative services is in the best interest of the Portfolios and their shareholders, and has requested that the Administrator perform such services;

     NOW, THEREFORE, the parties hereby agree as follows:

     1. The Administrator hereby agrees to provide, or arrange for the provision of, any or all of the following services by the Administrator or its affiliates:

     (a) the services of a principal financial officer of the Trust (including related office space, facilities and equipment) whose normal duties consist of maintaining the financial accounts and books and records of the Trust and the Portfolios, including the review of daily net asset value calculations and the preparation of tax returns; and the services (including related office space, facilities and equipment) of any of the personnel operating under the direction of such principal financial officer;

     (b) to the extent not otherwise required under the Administrator's investment advisory agreement with the Trust, supervising the operations of the custodian(s), transfer agent(s) or dividend agent(s) for the Portfolios; or otherwise providing services to shareholders of the Portfolios; and

     (c) to the extent not otherwise required under the Administrator's investment advisory agreement with the Trust, such other administrative services as may be furnished from time to time by the Administrator to the Trust or the Portfolios at the request of the Trust's Board of Trustees, provided, however, that nothing in this Agreement shall require the Administrator to pay (i) the salary or other compensation of the senior officer of the Trust appointed pursuant to the New York Attorney General's Assurance of Discontinuance applicable to A I M Advisors, Inc. dated October 8, 2004; or (ii) the salary or other compensation (or any portion of such salary or other compensation) of any other officer of the Trust that the Trust's

     Board of Trustees has agreed should be paid by the Trust or the Portfolios so long as such agreement is evidenced by a resolution of the Board of Trustees.

     2. The Administrator will provide, or at its expense will assure that the Insurance Company or Qualified Plan (that has entered into a Participation Agreement with the Trust) will provide the following administrative services:

     (a) Establish procedures to ensure compliance with the conditions of the Trust's Mixed and Shared Funding Order.

     (b) Provide assistance (clerical, administrative and other) in the negotiation of participation agreements between the Trust, on behalf of the various Portfolios and Insurance Companies or Qualified Plans.

     (c) Prepare the various forms of prospectus, financial reports and proxy statements as the Trust has agreed to provide in the participation agreements to which it is a party.

     (d) Maintain master accounts with the Portfolio and such accounts will be in the name of the Insurance Company or the Qualified Plan (or their nominees) as the record owners of shares on behalf of the Accounts.

     (e) Determine the net amount to be transmitted to the Account maintained by the Insurance Company or Qualified Plan as a result of redemptions of Portfolio shares based on Contractowners' redemption requests. Disburse or credit to the Accounts all proceeds of redemptions of shares of the Portfolio. Notify the Portfolio of the cash required to meet payments.

     (f) Determine the net amount to be transmitted to the Portfolio as a result of purchases of Portfolio shares based on Contractowners' purchase payments and transfers allocated to the Accounts investing in the Portfolio. Transmit net purchase payment receipts to the Portfolio's custodian.

     (g) Distribute (or arrange for the distribution) to Contractowners copies of the Portfolio's prospectus, proxy materials, periodic fund reports to Contractowners and other materials that the Portfolio is required by law or otherwise to provide to its shareholders.

     (h) Maintain and preserve all records as required by law to be maintained and preserved in connection with providing administrative services including, but not limited to recording the issuance of Portfolio shares, recording transfers and redemptions, and reconciling and balancing the Accounts.

     (i) Provide Contractowner services including, but not limited to, advice with respect to inquiries related to the Portfolio (not including information about performance or related to sales) and communicating with Contractowners about Portfolio (and Separate Account) performance.

     3. The services provided hereunder shall at all times be subject to the direction and supervision of the Trust's Board of Trustees.

     4. As full compensation for the services performed and the facilities furnished by or at the direction of the Administrator as described under Item 1, above, the Trust, on behalf of the Portfolios, shall pay the Administrator in accordance with the Fee Schedule as set forth in Appendix A attached hereto. Such amounts shall be paid to the Administrator on a monthly basis.

     5. As full compensation for the services performed under Item 2, above, the Portfolios shall pay AIM an amount up to an annual rate of 0.25% of the average net asset value of each Portfolio.

     In no event will the fee exceed an amount in excess of AIM's costs (including amounts charged by various Insurance Companies and Qualified Plans pursuant to agreements with AIM in amounts up to 0.25% of net assets attributable to separate accounts of such Insurance Companies or Qualified Plans) in providing or causing others to provide such services. Such amounts shall be paid to the Administrator on a quarterly basis. To the extent that the Administrator's costs exceed 0.25%, such excess amount shall be borne by the Administrator and the Administrator will not seek reimbursement at a later time for such excess amounts on services previously rendered if the Administrator's costs are later reduced to an amount below 0.25%.

     6. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Trust or the Portfolios in connection with any matter to which this Agreement relates, except a loss resulting from the Administrator's willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

     7. The Trust and the Administrator each hereby represent and warrant, but only as to themselves, that each has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and that this Agreement is legal, valid and binding, and enforceable in accordance with its terms.

     8. Nothing in this Agreement shall limit or restrict the rights of any director, officer or employee of the Administrator who may also be a trustee, officer or employee of the Trust to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

     9. This Agreement shall become effective with respect to a Portfolio on the Effective Date for such Portfolio, as set forth in Appendix A attached hereto. This Agreement shall continue in effect until June 30, 2007, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

          (a) (i) by the Trust's Board of Trustees or (ii) by the vote of "a majority of the outstanding voting securities" of such Portfolio (as defined in Section 2(a)(42) of the 1940 Act); and

          (b) by the affirmative vote of a majority of the trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940
     Act) of a party to this Agreement (other than as trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.

     This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a) (4) of the 1940 Act).

     10. This Agreement may be amended or modified with respect to one or more Portfolios, but only by a written instrument signed by both the Trust and the Administrator.

     11. Notice is hereby given that, as provided by applicable law, the obligations of or arising out of this Agreement are not binding upon any of the shareholders of the Trust individually but are binding only upon the assets and property of the Trust and that the shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as stockholders of private corporations for profit.

     12. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (a) to the Administrator at Eleven Greenway Plaza, Suite 100, Houston, Texas 77046-1173, Attention: President, with a copy to the General Counsel, or (b) to the Trust at Eleven Greenway Plaza, Suite 100, Houston, Texas 77046-1173, Attention: President, with a copy to the General Counsel.

     13. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

     14. This Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Texas.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                        A I M ADVISORS, INC.


Attest: /s/ P. Michelle Grace           By: /s/ Philip A. Taylor
        -----------------------------       ------------------------------------
        Assistant Secretary                 Philip A. Taylor
                                            President

(SEAL)


                                        AIM VARIABLE INSURANCE FUNDS


Attest: /s/ P. Michelle Grace           By: /s/ Robert H. Graham
        -----------------------------       ------------------------------------
        Secretary                           Robert H. Graham
                                            President

(SEAL)

                                   APPENDIX A
                                       TO
                           THIRD AMENDED AND RESTATED
                    MASTER ADMINISTRATIVE SERVICES AGREEMENT
                                       OF
                          AIM VARIABLE INSURANCE FUNDS

PORTFOLIOS                                EFFECTIVE DATE OF AGREEMENT
----------                                ---------------------------
AIM V.I. Basic Balanced Fund                      July 1, 2006
AIM V.I. Basic Value Fund                         July 1, 2006
AIM V.I. Capital Appreciation Fund                July 1, 2006
AIM V.I. Capital Development Fund                 July 1, 2006
AIM V.I. Core Equity Fund                         July 1, 2006
AIM V.I. Demographic Trends Fund                  July 1, 2006
AIM V.I. Diversified Dividend Fund                July 1, 2006
AIM V.I. Diversified Income Fund                  July 1, 2006
AIM V.I. Dynamics Fund                            July 1, 2006
AIM V.I. Financial Services Fund                  July 1, 2006
AIM V.I. Global Equity Fund                       July 1, 2006
AIM V.I. Global Health Care Fund                  July 1, 2006
AIM V.I. Global Real Estate Fund                  July 1, 2006
AIM V.I. Government Securities Fund               July 1, 2006
AIM V.I. High Yield Fund                          July 1, 2006
AIM V.I. International Core Equity Fund           July 1, 2006
AIM V.I. International Growth Fund                July 1, 2006
AIM V.I. Large Cap Growth Fund                    July 1, 2006
AIM V.I. Leisure Fund                             July 1, 2006
AIM V.I. Mid Cap Core Equity Fund                 July 1, 2006
AIM V.I. Money Market Fund                        July 1, 2006
AIM V.I. Small Cap Equity Fund                    July 1, 2006
AIM V.I. Small Cap Growth Fund                    July 1, 2006
AIM V.I. Technology Fund                          July 1, 2006
AIM V.I. Utilities Fund                           July 1, 2006

     The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*        Net Assets
-----    ------------------
0.023%   First $1.5 billion
0.013%   Next $1.5 billion
0.003%   Over $3 billion

* Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.


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